EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson Executive Vice President and Chief Financial Officer LaCrosse Footwear, Inc. 503-262-0110 ext. 1331	Michael Newman Investor Relations StreetConnect, Inc. 800-654-3517 BOOT@stct.com
LACROSSE FOOTWEAR ANNOUNCES SPECIAL AND QUARTERLY DIVIDENDS
Portland, Ore.— February 1, 2010 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of premium, branded footwear for work and outdoor users, today announced that its Board of Directors has approved a special cash dividend of one dollar ($1.00) per share of common stock. In addition, a quarterly cash dividend of twelve and one-half cents ($0.125) per share of common stock has also been approved. Together totaling $7.1 million or $1.125 per share of common stock, these dividends will be paid on March 18, 2010 to shareholders of record as of the close of business on February 22, 2010.
“Today’s action by our Board of Directors reflects our strong financial results in recent years, our continued confidence in the Company’s future and our commitment to provide increasing value to our shareholders,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc.
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe and Asia. Work consumers include people in law enforcement, transportation, mining, oil and gas exploration and extraction, construction, military services and other occupations that require high-performance and protective footwear as a critical tool for the job. Outdoor consumers include people active in hunting, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, any statements regarding increasing future shareholder value and confidence in our future results of operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could” and other terms of similar meaning, typically identify such forward-looking statements. The Company assumes no obligation to update or revise any forward-looking statements to reflect the occurrence or non-occurrence of future events or circumstances.
Forward-looking statements are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Risk factors and other uncertainties which may directly impact the outcome of such forward-looking statements included in this release, each of which are included in our 2008 Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q for 2009, include the following:
•	Uncertainties related to our sales to the U.S. military, which may not continue at the current levels.

•	Deterioration in the general business environment and lack of growth in consumer spending, which could impact both the financial stability of our domestic and international retail channel base and require additional price discounts for retailers and direct consumers.
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